Exhibit 99.1

Contact:
Michael W. Rogers	Robin L. DeCarlo
EVP and Chief Financial Officer	Director, Corporate Communications
(781) 861-8444	(781) 402-3405

INDEVUS PHARMACEUTICALS ANNOUNCES THIRD QUARTER

FISCAL 2008 FINANCIAL RESULTS

LEXINGTON, MA, August 5, 2008 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the third quarter ended June 30, 2008. The Company will host a conference call and webcast today beginning at 9:00 am eastern time (details follow below).

The Company reported revenues of $20.4 million and a consolidated net loss of $19.0 million or $0.25 per share for the quarter ended June 30, 2008. This compares to revenues of $12.2 million and a consolidated net loss of $72.3 million or $1.02 per share for the quarter ended June 30, 2007. During the quarter ended June 30, 2008, the Company reported a restructuring charge of approximately $3.5 million. During the quarter ended June 30, 2007, the Company incurred one time charges of $53.3 million related to the acquisition of Valera Pharmaceuticals which was completed on April 18, 2007.

For the nine months ended June 30, 2008, the Company reported revenues of $54.5 million and a consolidated net loss of $51.6 million or $0.67 per share compared to revenues of $36.6 million and a consolidated net loss of $95.1 million or $1.56 per share for the nine months ended June 30, 2007.

At June 30, 2008, the Company had consolidated cash and cash equivalents totaling approximately $52.6 million.

“This has been a very active and eventful quarter for the Company,” said Glenn L. Cooper, chairman and chief executive officer of Indevus. “Obviously, we are very disappointed in the FDA’s decision to issue an approvable letter for NEBIDO®. This certainly was not the decision we were expecting. We stand by the safety and efficacy of NEBIDO, which is the market leader in many countries around the world for testosterone therapy. The injection-related cough issue is one that we felt would be addressed in proper labeling, as it is in Europe. The Company is continuing to work with the FDA and our partner, Bayer Schering Pharma AG, to address the issues summarized in the letter. We anticipate being able to discuss our future plans with NEBIDO in the coming months.

“Our portfolio of marketed products continues to perform well. We have seen an impressive move upward in VANTAS®, as units shipped increased 29.0% versus the third quarter of 2007,” continued Dr. Cooper. “We and our partner, Allergan, are very pleased with the launch of SANCTURA XR™ in the overactive bladder market. SUPPRELIN® LA has continued to exceed our internal expectations for both sales and the overall adoption of the product in the market. Unit sales of SUPPRELIN LA were up 19.0% over the second quarter.

“We have also been very busy with business development activities, completing two international licensing agreements during the quarter,” Dr. Cooper continued. “In April, we announced the signing of a license agreement with Orion Corporation granting Orion the rights to market VANTAS throughout Europe, as well as certain other countries. In May, we announced the signing of a license agreement with Allergan granting Allergan the right to market SANCTURA XR throughout Canada. The two agreements generated $14.0 million in upfront payments.

“Finally, we recently announced a corporate restructuring to better align our expense structure with the realities of the NEBIDO delay,” stated Dr. Cooper. “Our new operating plan provides for the aggressive support and top-line growth of our marketed products, VANTAS and SUPPRELIN LA, aggressive support for the launch of VALSTAR™, continued co-promotion with Allergan of SANCTURA® and SANCTURA XR through March 2009, initiation of Phase III trials for the octreotide implant for acromegaly, and a significant reduction in operating expenses, including an approximately 12% reduction in Company-wide headcount.

“We have made the difficult but necessary decision to reduce the operating expenses and cash burn of the Company and intend to be vigilant in managing expenses through this difficult period. We are also moving forward to strengthen our balance sheet. In addition to potential out-licensing transactions for our partnerable products, we are also exploring opportunities for the monetization of the royalties we receive from sales of SANCTURA and SANCTURA XR. Our financial goals are to secure adequate non-dilutive capital to fund the Company’s operations for the foreseeable future and to manage the Company’s outstanding convertible debt which matures in July 2009,” concluded Dr. Cooper.

Financial Results

Total consolidated revenues for the quarter ended June 30, 2008 were $20.4 million, an increase of 67.2% from the $12.2 million reported for the quarter ended June 30, 2007. Revenue for the quarter ended June 30, 2008 consisted primarily of $11.2 million related to SANCTURA XR and SANCTURA, $4.4 million from sales of VANTAS, and $3.5 million from sales of SUPPRELIN LA.

Cost of product revenue for the quarter ended June 30, 2008 was $7.8 million, an increase of 122.9% from the $3.5 million reported for the quarter ended June 30, 2007. Cost of product revenue in the current quarter relate primarily to costs associated with the SANCTURA franchise, VANTAS and DELATESTRYL.

Research and development expenses for the quarter ended June 30, 2008 were $5.2 million, a decrease of 49.5% from the $10.3 million reported for the quarter ended June 30, 2007. Marketing, general and administrative expenses for the quarter ended June 30, 2008 were $20.7 million, an increase of 4.6% from the $19.8 million reported for the quarter ended June 30, 2007.

A restructuring charge of $3.5 million was recorded during the quarter ended June 30, 2008 consisting of approximately $2.3 million in separation costs and approximately $1.2 million in asset impairment charges.

Total consolidated revenues for the nine month period ended June 30, 2008 were $54.5 million, an increase of 48.9% from the $36.6 million reported for the nine month period ended June 30, 2007. Revenue for the nine month period ended June 30, 2008 consisted primarily of $30.1 million from the recognition of revenue associated with SANCTURA XR and SANCTURA, $11.5 million from sales of VANTAS, $8.7 million from sales of SUPPRELIN LA, and $1.5 million from sales of DELATESTRYL.

Cost of product revenue for the nine month period ended June 30, 2008 was $20.1 million, an increase of 123.3% from the $9.0 million reported for the nine month period ended June 30, 2007. Cost of product revenue relates primarily to costs associated with the SANCTURA franchise, VANTAS and DELATESTRYL.

Research and development expenses for the nine month period ended June 30, 2008 were $17.9 million, a decrease of 39.3% from the $29.5 million reported for the nine month period ended June 30, 2007. Marketing, general and administrative expenses for the nine month period ended June 30, 2008 were $59.7 million, an increase of 44.2% from the $41.4 million reported for the nine month period ended June 30, 2007.

Interest expense consisted of $1.9 million and $5.4 million for the quarter and nine month period ended June 30, 2008 in connection with the Company’s outstanding convertible notes.

Conference call and webcast

The live call may be accessed by dialing 888-713-4215 from the U.S. and Canada, and 617-213-4867 from international locations. The participant passcode is 53319745. A replay of the call will be available beginning at 11:00 AM on August 7, 2008 and lasting until 12:00 AM on September 7, 2008. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 72001555.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA® and SANCTURA XR™ for overactive bladder, VANTAS® for advanced prostate cancer, SUPPRELIN® LA for central precocious puberty, and DELATESTRYL® to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR™ for bladder cancer, NEBIDO® for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and the octreotide implant for acromegaly.

About NEBIDO

NEBIDO® is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first long-acting testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

About VANTAS

VANTAS® is a soft and flexible 12-month hydrogel implant that provides histrelin, a luteinizing hormone-releasing hormone (LHRH) agonist, for the palliative treatment of advanced prostate cancer. VANTAS is contraindicated in patients with hypersensitivity to GnRH, GnRH agonist analogs, or any components in VANTAS.

About SUPPRELIN LA

SUPPRELIN® LA is a subcutaneous implant indicated for the treatment of central precocious puberty (CPP), the premature onset of puberty in children. It utilizes the HYDRON® Polymer Technology and is specifically designed to provide a continuous release over 12 months of the gonadotropin releasing hormone (GnRH) agonist, histrelin. SUPPRELIN LA is contraindicated in patients with hypersensitivity to GnRH or GnRH analogs.

About SANCTURA and SANCTURA XR

SANCTURA® and SANCTURA XR™ belong to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax detrusor smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

SANCTURA and SANCTURA XR possess a quaternary ammonium structure that may be instrumental in the low incidence of CNS side-effects. At therapeutic concentrations in vitro, SANCTURA does not interact with drugs metabolized by the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions, and the majority of the absorbed dose is excreted largely unchanged into the urine.

Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended June 30, 2008 and 2007

(Amounts in thousands except per share data)

	For the three months ended June 30,		For the nine months ended June 30,
	2008	2007	2008	2007
Total revenues	$20,419	$12,225	$54,461	$36,600

Costs and expenses:
Cost of product revenues	7,837	3,483	20,104	9,033
Research and development	5,222	10,303	17,867	29,494
Marketing, general and administrative	20,657	19,755	59,699	41,445
Acquired in-process research and development	—	50,000	—	50,000
Amortization of intangibles	637	414	1,630	414
Restructuring charge	3,529	—	3,529	—

Total costs and expenses	37,882	83,955	102,829	130,386

Loss from operations	(17,463)	(71,730)	(48,368)	(93,786)

Investment income	390	688	2,159	2,591
Interest expense	(1,891)	(1,293)	(5,364)	(3,878)

Net loss	$(18,964)	$(72,335)	$(51,573)	$(95,073)

Net loss per common share:
Basic and diluted	$(0.25)	$(1.02)	$(0.67)	$(1.56)

Weighted average common shares:
Basic and diluted	77,071	70,922	76,515	60,897

INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	June 30, 2008	September 30, 2007
Cash and cash equivalents	$52,624	$71,142
Goodwill	48,244	48,244
Intangible assets, net	31,492	29,190
Other assets	41,398	34,474

Total assets	$173,758	$183,050

Convertible notes	$69,713	$68,112
Deferred revenue	189,777	158,461
Other liabilities	32,331	30,815

Capital	510,012	502,163
Accumulated deficit	(628,075)	(576,501)

Total stockholders’ deficit	(118,063)	(74,338)

Total liabilities and stockholders’ deficit	$173,758	$183,050